Exhibit 99.1

(Integrys Energy Group, Inc. News Release)

For immediate release:	Contact: Steven P. Eschbach, CFA
April 01, 2010	Vice President – Investor Relations (312) 228-5408

Integrys Energy Services Closes Sale of
Wholesale Electric Marketing Business

Chicago – April 1, 2010 – Integrys Energy Group, Inc. (NYSE: TEG) today announced that its nonregulated subsidiary, Integrys Energy Services, Inc., has sold substantially all of its wholesale electric marketing and trading business to Macquarie Cook Power, Inc. as part of Integrys Energy Services' strategy to reduce the size and scope of its operations.  Macquarie Cook Power, which was rebranded Macquarie Energy LLC in February 2010, is a subsidiary of Macquarie Group Limited (ASX: MQG).

The transaction included various power transactions, products and trading positions, including physical forwards, financial transmission rights and derivatives. This portfolio of transactions had an annual average total gross volume in excess of 125 million megawatt-hours over the past three years. The transactions did not directly affect the retail electric or natural gas marketing business operated by Integrys Energy Services.

This transaction will ultimately result in reduced collateral support requirements for Integrys Energy Group of approximately $400 million and completes the divestiture of Integrys Energy Service's wholesale businesses.

J.P. Morgan Securities acted as exclusive financial advisor to Integrys Energy Group and Thorndike Landing acted as lead advisor to Integrys Energy Services for this transaction.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,” “expect,” “intend,” and other similar words. Forward-looking statements are beyond the ability of Integrys Energy Group to control and, in many cases, Integrys Energy Group cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see Integrys Energy Group’s periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

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Integrys Energy Services Announces Sale of Wholesale Electric Marketing and Business
April 1, 2010

About Integrys Energy Group, Inc.
Integrys Energy Group is a diversified holding company with regulated utility operations operating through six wholly owned subsidiaries, Wisconsin Public Service Corporation, The Peoples Gas Light and Coke Company, North Shore Gas Company, Upper Peninsula Power Company, Michigan Gas Utilities Corporation, and Minnesota Energy Resources Corporation; nonregulated operations serving competitive energy markets through its wholly owned nonregulated subsidiary, Integrys Energy Services; and also a 34% equity ownership interest in American Transmission Company LLC (an electric transmission company operating in Wisconsin, Michigan, Minnesota, and Illinois).
More information about Integrys Energy Group, Inc. is available online at www.integrysgroup.com
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